Exhibit 99
For Release: Nov. 5, 2007

BURGER KING HOLDINGS REPORTS STRONG FIRST QUARTER FISCAL 2008 RESULTS
Worldwide Comparable Sales and Profitability Momentum Continues

MIAMI – Nov. 5, 2007 – Burger King Holdings, Inc. (NYSE: BKC):

First quarter fiscal 2008 highlights:

•	15th consecutive quarter of worldwide positive comparable sales; 5.9 percent
•	14th consecutive quarter of United States and Canada positive comparable sales; 6.6 percent
•	Revenues up 10 percent, to $602 million
•	Income from operations up 17 percent, to $96 million
•	Diluted earnings per share improve by 17 percent, to $0.35

Burger King Holdings, Inc. posted solid results for the first quarter of fiscal 2008 across all financial metrics. Revenues, income from operations and earnings per share improved substantially over the prior year period. Positive worldwide comparable sales and an intense focus on execution of the company’s strategic growth opportunities drove performance.

Worldwide comparable sales were up 5.9 percent, making this the 15th consecutive quarter of positive comparable sales growth. In the United States and Canada, comparable sales were up 6.6 percent, the 14th consecutive quarter of positive comparable sales growth. As a result, the company posted strong first quarter revenues of $602 million, up 10 percent from $546 million in the same quarter last year.

“Our business momentum continues, as evidenced by strong worldwide quarter over quarter growth. Our evolving menu architecture and the worldwide strength of our marketing alliances drove significant revenue increases,” said John Chidsey, chief executive officer. “Our Tendercrisp® chicken sandwich limited time offerings appealed to guests seeking indulgence and the new Spicy Chick’N Crisp™sandwich appealed to guests seeking value menu options across multiple markets.

“In addition, we boosted traffic worldwide by leveraging our Simpsons™ and Transformers™marketing promotions. In the U.S., our tie-in with The Simpsons™ Movie drove sales of the Ultimate DoubleWhopper® sandwich. We also continued to promote our BKTM Breakfast Value Menu and Late Night hours, producing the expected improvement in these dayparts. Furthermore, consumers continued to respond favorably to our U.K. brand revitalization efforts. High quality product innovation, including the launch of our BKFusions™ Real Dairy Ice Cream offerings, drove strong sales performance.”

System-wide trailing 12-month average restaurant sales (ARS) reached a record high. The system exceeded the $1.2 million ARS threshold for the first time, reporting a 7 percent increase to $1.22 million compared to $1.14 million for the same period in the prior year. System-wide first quarter fiscal 2008 ARS increased 9 percent to $327,000 compared to $300,000 in the same quarter last year.

Company restaurant margin in the United States and Canada increased 50 basis points over the prior year period. Despite higher   commodity costs, robust comparable sales enabled company margins to expand. Company restaurants also benefited from the first full quarter of the flexible batch broiler, realizing the forecasted energy savings.

Income from operations of $96 million improved 17 percent over the $82 million reported in the same quarter last year.

Chidsey said: “We continue to effectively leverage our highly franchised business model and our G&A, successfully growing our earnings at a much higher pace than our overall revenues.”  Diluted earnings per share were up 17 percent to $0.35 compared to diluted earnings per share of $0.30 in the same quarter last year driven by robust top-line and bottom-line expansion.

Uses of Cash

During the first quarter, the company declared and paid a cash dividend of $0.0625 per share, and purchased 252,000 shares through its previously announced share repurchase program.  The company also retired an additional $25 million in debt using cash flow generated from operations.

“Our balance sheet continues to offer us the flexibility to return value to shareholders, and maximize returns via strategic initiatives including investing in our restaurant portfolio,” said Ben Wells, chief financial officer. “We have solidified our capital spending plan for the 2008 fiscal year and expect to continue to ramp up our company restaurant remodeling and rebuilding efforts in the second half of the year.”

Future Growth

The company continued its worldwide restaurant expansion. In the last 12 months, the company and its franchisees opened 440 new Burger King® restaurants including 90 in the U.S. and Canada, 260 in the Europe, Middle East, Africa and Asia Pacific segment (EMEA/APAC), and 90 in Latin America. The company increased its net restaurant count by 146 restaurants during that period, bringing the system-wide total to 11,290 on September 30, 2007.

Chidsey said: “In our U.S. and Canada segment, we anticipate net restaurant growth in fiscal 2008 - the first time in six years. Our pipeline in the U.S. is growing as potential and current franchisees recognize the success of our business model and seek development opportunities. I am even more excited about our international growth plans. Opening restaurants in existing and new strategic markets continues to be a top priority and focus of the entire Burger King® team worldwide.”

Chidsey concluded: “We have multiple growth drivers that fuel results. We powered comparable sales in the first quarter with world class marketing promotions and menu management.  In the second quarter, I am excited about our ability to leverage product innovation to drive traffic across all dayparts. Our new Homestyle Melts, out this month, is a product with both breakfast and lunch versions. For Halloween, SuperFans everywhere talked about our King costumes sold via our on-line store and at various retailers, creating even more brand relevance. We are also encouraging family fun at our restaurants with SpongeBob SquarePantsTM and Viva PiñataTM movie tie-ins.

“We are thriving in a challenging economic environment as consumers take advantage of our value and convenience.  I am confident in our ability to execute on our strategic growth opportunities and our ability to continue to deliver top of the industry financial performance.”

About Burger King Holdings Inc.

The Burger King® system operates more than 11,200 restaurants in all 50 states and 69 countries and U.S. territories worldwide. Approximately 90 percent of Burger King® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company's Web site at www.bk.com.

Related Communications

Burger King Holdings Inc. (NYSE:BKC) will hold its first quarter earnings call for fiscal year 2008 on Monday, Nov. 5, at 10 a.m. (Eastern time) following the release of its first quarter results before the stock market opens on the same day. During the call, Chief Executive Officer John Chidsey, Chief Financial Officer Ben Wells and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's first quarter results.

This call is being webcast and may be accessed at the company's website at www.bk.com through the Investor Relations link.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at www.fulldisclosure.com. Institutional investors may access the call via Thomson's password-protected event management site at www.streetevents.com.

U.S. participants may also access the earnings call by dialing (888) 713-4205; participants outside the United States may access the call by dialing (617) 213-4862. The participant passcode is 60673711. The call will be available for replay by dialing (888) 286-8010 within the United States or (617) 801-6888 from outside the United States. The audio replay passcode is 11250759. The audio replay will be available through Dec. 5, 2007.

Participants may also pre-register for the conference call at:
https://www.theconferencingservice.com/prereg/key.process?key=PEDRGJWB 9. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

CONTACT: Burger King Holdings Inc., Miami
BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties.  These forward looking statements include statements regarding the Company's ability to continue to effectively leverage its highly franchised business model and G&A; the Company's expectations regarding worldwide restaurant growth, including its pipeline, its ability to achieve net restaurant growth in the U.S. and Canada segment in fiscal 2008 and development in existing and new strategic markets; the Company's expectations regarding its U.K. revitalization efforts; the Company's beliefs regarding its ability to leverage product innovation to drive traffic across all dayparts during the second quarter of fiscal 2008; management's beliefs regarding the Company's balance sheet and its ability to return value to the Company's shareholders and maximize returns via strategic initiatives; the Company's expectations regarding its company restaurant remodeling and rebuilding efforts in the second half of fiscal 2008; the Company's beliefs regarding its ability to execute on its strategic growth opportunities and continue to deliver top of industry financial performance and other expectations regarding the Company's future financial and operational results.  These forward-looking statements are only predictions based on our current expectations and projections about future events.  Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•	Risks related to our international operations;

•	Our continued relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Increases in our operating costs, including food and paper products, energy costs and labor costs;

•	Risks related to our business in the United Kingdom, which may continue to experience operating losses, restaurant closures and franchisee financial distress;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•	Changes in consumer preferences and consumer discretionary spending;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•
Risks related to franchisee financial distress which could result in, among other things, restaurants closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•
Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing or increasing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes;

•	Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars and shares in millions except for per share data)
			Increase / (Decrease)
Three Months Ended September 30,	2007	2006	$	%
Revenues:
Company restaurant revenues	$441	$405	$36	9%
Franchise revenues	131	113	18	16%
Property revenues	30	28	2	7%
Total revenues	602	546	56	10%
Company restaurant expenses	373	343	30	9%
Selling, general and administrative expenses	119	112	7	6%
Property expenses	14	16	(2)	(13)%
Other operating (income) expense, net	-	(7)	7	NM
Total operating costs and expenses	506	464	42	9%
Income from operations	96	82	14	17%
Interest expense	18	19	(1)	(5)%
Interest income	(2)	(2)	-	0%
Interest expense, net	16	17	(1)	(6)%
Loss on early extinguishment of debt	-	1	(1)	NM
Income before income taxes	80	64	16	25%
Income tax expense	31	24	7	29%
Net income	$49	$40	$9	23%

Earnings per share - basic (1)	$0.36	$0.30	$0.06	20%
Earnings per share - diluted (1)	$0.35	$0.30	$0.05	17%

Weighted average shares - basic	135.2	133.1
Weighted average shares - diluted	137.7	135.9

(1) Earnings per share is calculated using whole dollars and shares.
NM - Not meaningful

USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis, the Company uses three key business measures as indicators of the Company’s performance: sales growth, comparable sales growth, and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis. References to the first quarter of fiscal 2007 and the first quarter of fiscal 2008 are to the quarters ended September 30, 2006 and 2007, respectively.

The Company also provides certain non-GAAP financial measures, including franchise sales and EBITDA. Franchise sales refer to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management.  EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under GAAP, management uses this non-GAAP financial measure to evaluate and forecast the Company’s business performance. This non-GAAP measure has certain material limitations, including:

▪
it does not include interest expense, net. Because we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore, any measure that excludes interest expense has material limitations;

▪
it does not include depreciation and amortization expenses. Because we use capital assets, depreciation and amortization are necessary elements of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expenses has material limitations; and

▪	it does not include provision for taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

Management believes that this non-GAAP measure provides both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations nor a measure comparable to net income.

Non–GAAP Reconciliations
(Unaudited)
(In millions except per share data)

A reconciliation for net income to EBITDA is as follows:

	Three Months Ended
	September 30,
	2007	2006
EBITDA

Net income	$49	$40
Interest expense, net	16	17
Loss on early extinguishment of debt	-	1
Income tax expense	31	24
Depreciation and amortization	21	22
EBITDA	$117	$104

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of foreign currency translation.

Average restaurant sales	Refers to the average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures for both Company-owned and franchise restaurants. Unless otherwise stated, salesgrowth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties and franchise fees.

Property revenues	Includes property income from restaurants that the Company leases and subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased to franchisees and the cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities, and (c) amortization of intangible assets.

Other operating (income) expense, net
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses.  Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three Months Ended September 30, 2007

Seasonality	1

Revenues	1

Key Revenue Performance Measures	2

Company Restaurant Margin	3

Selling, General and Administrative Expenses	4

Other Operating (Income) Expense, Net	5

Income from Operations (by Segment)	5

Interest Expense, Net	5

Income Taxes	5

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the three month period ended September 30, 2007.

Our business operates in three reporting business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended September 30,
			% Increase
	2007	2006	(Decrease)
Company restaurant revenues:	Unaudited
U.S. & Canada	$290	$271	7%
EMEA/APAC	135	119	13%
Latin America	16	15	7%
Total Company restaurant revenues	441	405	9%
Franchise revenues:
U.S. & Canada	79	70	13%
EMEA/APAC	41	33	24%
Latin America	11	10	10%
Total franchise revenues	131	113	16%
Property revenues:
U.S. & Canada	23	21	10%
EMEA/APAC	7	7	0%
Latin America	-	-	0%
Total property revenues	30	28	7%
Total revenues:
U.S. & Canada	392	362	8%
EMEA/APAC	183	159	15%
Latin America	27	25	8%
Total revenues	$602	$546	10%

Total Revenues

Total revenues increased for the three months ended September 30, 2007, due to positive worldwide comparable sales of 5.9% as well as the opening of 146 new restaurants (net of closures) and the acquisition of 34 franchise restaurants (net of  Company-owned restaurants sold, referred to as “refranchisings”) during the twelve months ended September 30, 2007. The positive comparable sales were fueled by our strategic initiatives related to operational excellence, marketing and advertising, our continued focus on our BK™ Value Menu, the promotion of premium products and further development of our breakfast and late night dayparts.  The Simpsons™ Movie and The Transformers™ Movie promotions increased traffic worldwide.  The 34 net acquisitions of franchise restaurants include 17 acquired (net of refranchisings) in the United Kingdom (U.K.). Revenues during the three months ended September 30, 2007 also reflect $15 million of favorable impact from the movement in foreign currency exchange rates, or 27% of the total increase in revenues. The favorable impact on revenues from exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net favorable impact of $1 million on income from operations for the three months ended September 30, 2007.

U.S. & Canada

Revenues in the U.S. and Canada increased for the three months ended September 30, 2007 compared to the same period in the prior year, driven by positive comparable sales of 6.6% and from the acquisition of 19 franchise restaurants (net of refranchisings) during the twelve months ended September 30, 2007. Positive comparable sales in the U.S. and Canada were driven primarily by the Ultimate Double Whopper® sandwich promotional tie-in to The Simpsons™ Movie, indulgent products such as the BBQ Bacon Tendercrisp® chicken sandwich, and the spicy Chick’ N Crisp™ sandwich offering on the BK™ Value Menu. The number of restaurants in the U.S. and Canada decreased for the trailing twelve months ended September 30, 2007 by 39, reflecting 90 openings offset by the closure of 129 restaurants, most of which were underperforming. The favorable impact on revenues from foreign currency exchange rates in Canada for the three months ended September 30, 2007 was $2 million, or 7% of the increase in total revenues in the U.S. and Canada.

EMEA/APAC

Revenues increased in EMEA/APAC for the three months ended September 30, 2007 compared to the same period in the prior year, driven primarily by 97 new restaurant openings (net of closures) and the acquisition of 15 franchise restaurants (net of refranchisings), most of which were in the U.K., during the twelve months ended September 30, 2007. The increase in revenues was also attributable to positive comparable sales of 4.6% for the three months ended September 30, 2007, reflecting strength in the U.K., Australia, New Zealand and South Korea as a result of our continued focus on operational improvement, marketing and advertising, and fresh and high quality menu items, such as a limited time offer Angus Burger, and the newly introduced BK Fusions™ Real Dairy Ice Cream offerings, which drove sales and traffic in the U.K. EMEA/APAC revenues were also favorably impacted by foreign currency exchange rates in the amount of $13 million, or 54% of the increase in total revenues in EMEA/APAC, for the three months ended September 30, 2007.

Latin America

Revenues in Latin America increased for the three months ended September 30, 2007 compared to the same period in the prior year, primarily due to 88 new restaurant openings (net of closures) during the twelve months ended September 30, 2007, representing an 11% increase in restaurant count. Positive comparable sales of 3.8% for the three months ended September 30, 2007 also contributed to the increase in revenues driven by sales of premium products such as the Extreme burger and the BK™ Stacker sandwich and successful promotional tie-ins such as The Simpsons™ Movie and The Transformers™ Movie. The impact from foreign currency exchange rates in Latin America for the three months ended September 30, 2007 was not significant.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of September 30,
			Increase/
	2007	2006	(Decrease)
Number of Company restaurants:	(Unaudited)
U.S. & Canada	901	882	19
EMEA/APAC	311	296	15
Latin America	77	70	7
Total	1,289	1,248	41

Number of franchise restaurants:
U.S. & Canada	6,581	6,639	(58)
EMEA/APAC	2,581	2,499	82
Latin America	839	758	81
Total	10,001	9,896	105

Number of system restaurants:
U.S. & Canada	7,482	7,521	(39)
EMEA/APAC	2,892	2,795	97
Latin America	916	828	88
Total	11,290	11,144	146

	Three Months Ended
	September 30,
	2007	2006
Comparable sales growth:	(In constant currencies)
U.S. & Canada	6.6%	2.6%
EMEA/APAC	4.6%	1.1%
Latin America	3.8%	6.1%
Total worldwide	5.9%	2.4%

Sales growth:
U.S. & Canada	6.7%	1.9%
EMEA/APAC	11.6%	6.9%
Latin America	14.4%	15.7%
Total worldwide	8.5%	4.0%
	(In actual currencies)
Worldwide average restaurant sales (In thousands)	$327	$300

	Three Months Ended September 30,
	2007	2006	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)	(Unaudited)
U.S. & Canada	$2,083	$1,947	7%
EMEA/APAC	921	773	19%
Latin America	222	194	14%
Total worldwide	$3,226	$2,914	11%

Company Restaurant Margin(Dollars in millions)

	Percent of Revenues (1)		Amount
Three Months Ended September 30,	2007	2006	2007	2006	% Increase/ (Decrease) (1)
Company restaurants:			(Unaudited)
U.S. & Canada	15.3%	14.8%	$44	$40	10.2%
EMEA/APAC	14.4%	15.2%	$20	$18	7.7%
Latin America	23.8%	25.3%	$4	$4	0.0%
Total	15.3%	15.3%	$68	$62	8.9%

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended
	September 30,
Company restaurant expenses as a percentage of revenues: (1)	2007	2006
Food, paper and product costs	31.1%	30.1%
Payroll and employee benefits	29.7%	29.5%
Occupancy and other operating costs	23.9%	25.1%
Total Company restaurant expenses	84.7%	84.7%

(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin expressed in dollars increased by $6 million, or 8.9% for the three months ended September 30, 2007 compared to the same period in fiscal 2007, as a result of positive worldwide Company comparable sales and a net increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margin remained flat for the three months ended September 30, 2007, reflecting an increase in food costs in the U.S. and Canada and an increase in labor costs in EMEA offset by a decrease in occupancy and other costs in the U.S. and Canada and EMEA.

U.S. & Canada

Company restaurant margin expressed in dollars increased by $4 million, or 10.2% in the U.S. and Canada for the three months ended September 30, 2007 compared to the same period in fiscal 2007. The increase in margin for the three months reflects positive Company comparable sales for the U.S. and Canada and a net increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margin increased by 0.5 percentage points for the three months ended September 30, 2007 reflecting leverage of fixed costs derived from strong positive comparable sales and the benefits realized from the new flexible batch broilers, including lower utility costs and depreciation, offset by an increase in the cost of beef, chicken and cheese.

EMEA/APAC

Company restaurant margin expressed in dollars increased by $2 million, or 7.7% in EMEA/APAC for the three months ended September 30, 2007 compared to the same period in fiscal 2007, as a result of positive Company comparable sales in EMEA/APAC and a net increase in the number of Company restaurants. Company restaurant margin as a percentage of revenues decreased in EMEA/APAC by 0.8 percentage points for the three months ended September 30, 2007, due to inflationary increases in wages and utilities, and the overall impact on operations from operating under-performing restaurants acquired in the U.K., partially offset by the benefits realized from the closure of under-performing Company restaurants and sales of higher margin products.

Latin America

Company restaurant margin expressed in dollars remained flat in Latin America for the three months ended September 30, 2007 compared to the same period in fiscal 2007, reflecting slightly negative Company comparable sales in Mexico and a net increase of seven Company restaurants during the twelve months ended September 30, 2007. As a percentage of revenues, Company restaurant margin in Latin America decreased by 1.5 percentage points for the three months ended September 30, 2007, reflecting an increase in occupancy and other costs such as utilities, property taxes and maintenance and other costs related to information technology including the implementation of our new point of service (POS) systems in Company restaurants in Mexico.  The impact during the three months ended September 30, 2007 from the increase in occupancy and other costs was partially offset by decreases in the cost of food and labor as a percentage of revenues.

Selling, General and Administrative Expenses (Dollars in millions)

	Three Months Ended September 30,
	2007	2006	% Increase/ (Decrease)
	(Unaudited)
Selling Expenses	$23	$19	21%
General and Administrative Expenses	96	93	3%
Total Selling, General and Administrative Expenses	$119	$112	6%

Selling expenses increased by $4 million for the three months ended September 30, 2007 compared to the same period in the prior year. The increase in selling expenses for the quarter is primarily attributable to sales promotions and advertising expenses generated by higher Company restaurant revenues and the non-recurrence of bad debt recoveries of $2 million recorded in the three months ended September 30, 2006.

General and administrative expenses increased by $3 million to $96 million for the three months ended September 30, 2007, compared to the same period in the prior year. This net increase was primarily driven by an increase in corporate salary fringe benefits and other costs of $3 million. The overall net increase of $3 million also reflects the unfavorable impact of $3 million from the movement in foreign currency exchange rates, mostly in EMEA.

Other Operating (Income) Expense, Net

Other operating (income) expense, net for the three months ended September 30, 2007 was zero, compared to $7 million of income for the same period in the prior year. Other operating income for the three months ended September 30, 2006 includes a gain of $5 million from the sale of our investment in an unconsolidated joint venture.

Income from Operations (by Segment)(Dollars in millions)

	Three Months Ended September 30,
	2007	2006	% Increase / (Decrease)
	(Unaudited)
U.S. & Canada	$97	$87	11%
EMEA/APAC	20	20	0%
Latin America	9	8	13%
Unallocated	(30)	(33)	(9)%
Total	$96	$82	17%

Interest Expense, Net

Interest expense, net decreased by $1 million during the three months ended September 30, 2007 compared to the same period in the prior year reflecting a reduction in the amount of borrowings outstanding due to early prepayments of our debt. This decrease was partially offset by an increase in rates paid on borrowings during the period.  The weighted average interest rate for the three months ended September 30, 2007 was 6.8%, which included the benefit of interest rate swaps on 51% of our term debt.

Income Taxes

Income tax expense was $31 million for the three months ended September 30, 2007 resulting in an effective tax rate of 38.8%.  During the three months ended September 30, 2007, we recorded a tax charge of $6 million related to law changes in various foreign jurisdictions and a tax benefit of $3 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.

Income tax expense was $24 million for the three months ended September 30, 2006 resulting in an effective tax rate of 37.5%.  During the three months ended September 30, 2006, we realized a tax benefit as a result of the realignment of the European and Asian businesses.